Exhibit 10.9

EDISON INTERNATIONAL
EXECUTIVE INCENTIVE COMPENSATION PLAN

Amended and Restated Effective
October 23, 2013

EDISON INTERNATIONAL

EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated Effective October 23, 2013

WHEREAS, it has been determined that it is in the best interest of Edison International ("EIX") and its affiliates to offer and maintain competitive executive compensation programs designed to attract and retain qualified executives;

WHEREAS, it has been determined that providing financial incentives to executives that reinforce and recognize corporate, organizational and individual performance and accomplishments will enhance the financial and operational performance of EIX and its affiliates; and

WHEREAS, it has been determined that an incentive compensation program would encourage the attainment of short-term corporate goals and objectives;

NOW, THEREFORE, the Edison International Executive Incentive Compensation Plan has been established by the Compensation and Executive Personnel Committee of the Board of Directors originally effective January 1, 1997, and made available to eligible executives of EIX and its participating affiliates subject to the following terms and conditions:

1. Definitions. When capitalized herein, the following terms are defined as indicated:

"Board" means the Board of Directors of a Company.

"CEO" means the chief executive officer of a Company.

"Chairman" means the Chairman of the Board and Chief Executive Officer of EIX.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means EIX or a participating affiliate.

"Committee" means the Compensation and Executive Personnel Committee of the EIX Board of Directors. Where the context requires with respect to officers and other participating employees of Southern California Edison Company, “Committee” shall also mean the Compensation and Executive Personnel Committee of the Southern California Edison Company Board of Directors.

"Participant" means the Chairman, president, executive vice presidents, senior vice presidents, elected vice presidents, and senior managers whose participation in this Plan has been approved by the Committee, Chairman or Board.

"Plan" means the Edison International Executive Incentive Compensation Plan.

2. Eligibility. To be eligible for the full amount of any incentive award, an individual must have been a Participant for the entire calendar year. Pro-rata awards may be distributed to Participants who retired or became disabled during the calendar year. In the event of the death of a Participant during the calendar year, a pro-rata award may be made at the discretion of the Committee, the Board, or CEO having the authority to approve the Participant's award had the death not occurred. In the event an individual first becomes a Participant after the start of the calendar year, a pro-rata award may be made at the discretion of the Committee, the Board, or CEO having the authority to approve the Participant's award.

3. Company Performance Goals. Each CEO will furnish recommended Company performance goals to the Chairman. In consultation with the Chairman, the Committee will select specific performance goals for the year. The performance goals must represent relatively optimistic, but reasonably attainable goals, the accomplishment of which will contribute significantly to the attainment of Company strategic objectives.

4. Individual Incentive Award Levels. Company, organizational and individual performance relative to the pre-established goals will determine the award a Participant can receive. The Committee will establish target award levels for the year as a percentage of base salary at the time performance goals are set (and/or at such later time when the individual first becomes eligible to participate in the Plan or is eligible to receive a higher/lower target award level under the Plan because of a promotion/demotion or other approved reason). Any incentive awards becoming payable to Participants who are promoted during the calendar year after the first quarter or otherwise become entitled to receive a higher/lower base salary and/or target award level under the Plan during the calendar year after the first quarter may be calculated based on the Participant's weighted average base salary and target award level, taking into account the base salary and target award level as of the end of the first quarter and the base salary and target award level(s) during the remainder of the calendar year. All awards are discretionary and will be based on the assessment of corporate and individual performance by the Committee or the CEO.

5. Approval and Payment of Individual Awards. During the first quarter of the year following the completion of the calendar year, the Chairman, in consultation with each CEO, will assess the degree to which individual and corporate goals and objectives have been achieved. Incentive award recommendations for eligible officers will be developed. The Committee will receive a report from the Chairman as to overall Company performance, will deliberate on management recommendations, and will approve, or recommend for approval by the applicable Board, the officer awards. Awards to non-officers will be determined and approved by the CEO of each Company, or his/her

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designee. All decisions of the Committee, the Chairman and the CEOs regarding individual incentive awards will be final and conclusive.

Incentive award payments will be made as soon as practical following the appropriate approval (and in all events within two and one-half months after the end of the calendar year to which the award relates). Payment will be made in cash except to the extent an eligible Participant has previously elected to defer payment of some or all of the award pursuant to the terms of a deferred compensation plan of the Company. Awards made will be subject to any income or payroll tax withholding or other deductions as may be required by Federal, State or local law.

Awards under this Plan will not be considered to be salary or other compensation for the purpose of computing benefits to which the Participant may be entitled under any qualified Company retirement plan, including but not limited to the SCE Retirement Plan, the Edison 401(k) Savings Plan, or any other plan or arrangement of the Company for the benefit of its employees if such plan or arrangement is a plan qualified under Section 401(a) of the Code and is a trust exempt from Federal income tax under Section 501(a) of the Code. Awards may be considered compensation for nonqualified plan purposes depending on the terms and conditions of the particular nonqualified plan.

6. No Right to Assets. An award payable to a Participant under this Plan shall constitute an unsecured general obligation of the Participant’s employer (EIX or its affiliate, as the case may be, or, in the case of a former employee, the affiliate that last employed the Participant) (the applicable entity, the "Employer"), and no special fund or trust will be created, nor will any notes or securities be issued with respect to any awards. Participants will be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. No Participant (or beneficiary of a Participant) will have a claim to benefits from any other affiliate. EIX is not a guarantor of the benefit obligations of other participating affiliates. By participating in, and by accepting any benefits under, this Plan, Participants consent to EIX sponsorship of this Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating affiliates. Each affiliate is responsible for payment of the accrued benefits under this Plan with respect to its own employees subject to the terms and conditions set forth herein. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under this Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or beneficiary) will have a claim as to any other affiliate with respect to such benefits. Upon an election by EIX under this Section 6, benefits covered by the election will be paid from the general funds of EIX (and not the affiliate that would otherwise

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pay the benefits), provided that EIX may require that as between EIX and the affiliate that would otherwise pay such benefits, the affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the affiliate to EIX without the consent of EIX, the affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 6 by providing written notice to the Committee and the applicable affiliates regarding the effective date of such election, and the benefits, affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the affiliates will remit funds to EIX in consideration of benefit obligations that are assumed by EIX.

7. Plan Modifications and Adjustments. In order to ensure the incentive features of the Plan, avoid distortion in its operation and compensate for or reflect extraordinary changes which may have occurred during the calendar year, the Committee may make adjustments to the Company performance goals or other Plan terms and conditions before, during or after the end of the calendar year to the extent it determines appropriate in its sole discretion. Adjustments to the Plan shall be conclusive and binding upon all parties concerned. The Plan may be modified or terminated by the Committee at any time.

8. Plan Administration. This Plan and any officer awards made pursuant to it are to be approved by the Committee or the Board of the participating affiliate after review by the Committee. Each CEO, or his/her delegate, shall approve any non-officer awards. Administration of the Plan is otherwise delegated to the senior officer of EIX responsible for Human Resources (and to the EIX director responsible for executive compensation (the “EIX EC Director”) if EIX does not have an officer responsible for Human Resources other than the Chairman) and designees acting under his/her (or the EIX EC Director’s) direction. Such officer is authorized (and the EIX EC Director is authorized) to approve ministerial amendments to the Plan, to interpret Plan provisions, and to approve changes as may be required by law or regulation. No Company, Board, Committee or individual shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

9. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the Company and Participant.

Notwithstanding the foregoing, any right to receive payment hereunder is hereby expressly declared to be personal, nonassignable and nontransferable, except by will, intestacy, or as otherwise required by law, and in the event of any attempted assignment, alienation or transfer of such rights contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

10. Beneficiaries. Any award approved following the death of a Participant will be made to the Participant's most recently designated beneficiary or beneficiaries under the 2007

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Performance Incentive Plan (or any successor equity incentive plan) of the Company. If no beneficiary has been designated by the Participant, or if no beneficiary survives the Participant, or if a designated beneficiary should die after surviving the Participant but before the award has been paid, any award approved will be paid in a lump-sum payment to the Participant's estate as soon as practicable.

11. Capacity. If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, the Company may direct that payments (or any portion) be made to that person's legal guardian or conservator, or that person's spouse, as an alternative to the payment to the person unable to use the payments. Court-appointed guardianship or conservatorship may be required by the Company before payment is made. The Company shall have no obligation to supervise the use of such payments.

12. No Right of Employment. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an officer or manager of the Company or in any other capacity.

13. Severability and Controlling Law. The various provisions of this Plan are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions. This Plan shall be governed by the laws of the State of California.

14. Section 409A. This Plan shall be construed and interpreted to comply with Section 409A of the Code.

IN WITNESS WHEREOF, EIX has adopted this amended version of this Plan effective the 23rd day of October, 2013.

EDISON INTERNATIONAL

/s/ Jacqueline Trapp

Jacqueline Trapp

Director, Executive Talent & Rewards

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